Exhibit 99.2

News Corporation

NEWS RELEASE

For Immediate Release

News Corporation Completes Acquisition of IGN Entertainment, Inc.

Los Angeles, CA, October 4, 2005 -- News Corporation and IGN Entertainment, Inc. announced today that Fox Interactive Media, Inc., a wholly owned subsidiary of News Corporation, has completed its acquisition of IGN.

Under the terms of the merger agreement, Fox Interactive Media, Inc. will pay approximately $650 million in total consideration.

ABOUT NEWS CORPORATION

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

ABOUT IGN ENTERTAINMENT

IGN Entertainment is a leading Internet media and services company focused on the videogame and entertainment enthusiast markets. Collectively, IGN's properties reached more than 30 million unique users worldwide in the month of August 2005, according to Internet audience measurement firm comScore Media Metrix.  The company's network of videogame-related properties (IGN.com, GameSpy, FilePlanet, TeamXbox, Direct2Drive and others), is the web's number one videogame information destination and attracts one of the largest concentrated audiences of young males on the Internet.  IGN also owns and operates the popular movie-related website, Rotten Tomatoes and one of the leading male lifestyle websites, AskMen.com.  In addition, IGN provides technology for online game play in videogames.  The company is headquartered in the San Francisco Bay Area, with offices throughout the U.S. and in Montreal.

CONTACTS:

Andrew Butcher (News Corporation Corp. Comms) 212-852-7070

Teri Everett (News Corporation Corp. Comms) 310-369-2929

Elizabeth Geisler (IGN Entertainment) 415-508-2622